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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the Incorporation By Reference in this Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-94707) of Lifeminders.Com, Inc. of our report dated October 21, 1999 related to the financial statements of Lifeminders.Com, Inc. at December 31, 1997, 1998 and September 30, 1999 and for the period August 9, 1996 (date of inception) to December 31, 1996, for each of the two years in the period ended December 31, 1998 and for each of the nine month periods ended September 30, 1998 and 1999. We also consent to the reference of our firm under the headings "Selected Financial Information" and "Experts".

                                          PricewaterhouseCoopers LLP

McLean, Virginia
February 7, 2000